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Exhibit 10.6

Providian Financial Corporation Management Incentive Plan
(Amended and Restated as of March 14, 2005)

1.
PURPOSE

        The purpose of this amended and restated Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of Providian Financial Corporation (the "Company") and its affiliates and operating units. This Plan is designed to preserve the income tax deductibility of incentives paid hereunder to Company executive officers who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). Accordingly, the adoption of this Plan as to Covered Employees is subject to the approval of the Company's stockholders pursuant to Code Section 162(m). "Covered Employees" means those persons who are (or who, in the Committee's sole discretion, may become) subject to the limitations of Code Section 162(m).

2.
PARTICIPANTS

        The participants in this Plan shall be key employees of the Company, as determined by the Committee.

3.
ADMINISTRATION

        The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret this Plan in accordance with Code Section 162(m). Unless the Board provides otherwise, the Human Resources and Compensation Committee of the Company's Board of Directors shall be the Committee.

4.
AMOUNT OF BONUS

        A participant's bonus payment, if any, is based on (i) an individual target set by the Committee in writing with respect to the Performance Period and (ii) the Performance Goal or Goals for the Performance Period set by the Committee (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual or extraordinary items). However, no bonus in excess of $3,000,000 will be paid to any participant with respect to a Performance Period. The Committee may also reduce or eliminate the amount of an award otherwise payable to a participant with respect to any Performance Period in its sole discretion. With respect to persons who are not Covered Employees, the Committee may also increase the amount of an award otherwise payable to a participant with respect to any Performance Period in its sole discretion. This Plan's "Performance Goals" may include, without limitation, one or more of the following objectively measurable performance factors: (i) earnings; (ii) earnings per share; (iii) revenue; (iv) expenses; (v) net interest margin; (vi) return on equity or assets; (vii) operating income; (viii) cash flow; (ix) risk adjusted margin; (x) stock price; (xi) assets; (xii) ratio of nonperforming to performing assets; (xiii) net interest income; (xiv) revenue growth; (xv) total shareholder return; (xvi) market share; (xvii) charge-offs; (xviii) non-performing assets; and/or (xix) net income, each with respect to the Company and/or one or more of its affiliates or operating units, as determined by the Committee in its sole discretion. Bonuses paid to participants who are not Covered Employees may take into account other performance based factors. A "Performance Period" shall be, with respect to a participant, any period not exceeding 36 months, as determined by the Committee in its sole discretion. The selection and adjustment of applicable Performance Goals, and the establishment of targets, for Covered Employees shall occur in compliance with the rules of Code Section 162(m).

5.
PAYMENT OF BONUS

        Unless otherwise determined by the Committee, the payment of a bonus generally requires that the participant be on the Company's payroll as of the date the bonus is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion. Bonus payments may be made (i) in cash, (ii) in the form of any award available under the Company's 2000 Stock Incentive Plan, as replaced, modified, amended or supplemented from time to time (the "2000 Stock Plan"), and/or (iii) in the form of any award available under the Company's 1999 Non-Officer Equity Incentive Plan, as replaced, modified, amended or supplemented from time to time (the "1999 Non-Officer Plan"), as determined by the Committee in its sole discretion. The number of shares granted shall be determined by dividing the cash amount forgone by the fair market value (as defined under the 2000 Stock Plan or the 1999 Non-Officer Plan) of a share on the date in question. Options or stock appreciation rights granted pursuant to this Section 5 shall have a fair value equal to the amount of cash forgone, which fair value shall be based on the Black-Scholes Valuation Model or other objective method determined by the Committee, in its sole discretion. Any distribution made under the Plan shall occur within a reasonable period of time after the end of the Performance Period in which the participant has earned the award; provided, that no bonus shall be paid to a Covered Employee unless and until the Committee certifies in writing the extent to which the Performance Goal(s) and other terms and conditions applicable to the award have been achieved or exceeded and the Committee approves the amount and payment of the bonus. If a participant entitled to the payment of an award under the Plan dies prior to the distribution of such award, the distribution shall be made to the participant's beneficiary, as designated under the Plan, within the same time period in which the award otherwise would have been paid to the participant. The Committee may establish different Performance Periods for different participants, and the Committee may establish concurrent or overlapping Performance Periods.

6.
AMENDMENT AND TERMINATION

        The Board of Directors reserves the right to amend, suspend, terminate, and, if suspended, reinstate this Plan, in whole or in part, at any time, provided however, that no such action may adversely affect the payment of any award accrued under the Plan prior to the date of such action. Plan amendments will require stockholder approval only to the extent required by Code Section 162(m) and other applicable law.

7.
LEGAL CONSTRUCTION

        Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The granting of awards under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions, and applicable Federal law. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Plan.

8.
INTENT

        The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the awards paid under the Plan to Covered Employees will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan applicable to Covered Employees does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. The Company and/or the Committee, in their sole discretion, may pay bonuses outside of and independent of the Plan to any Participant.

9.
REGISTRATION OF STOCK

        The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the "Act"), shares of Company common stock distributed under the Plan, if any. If any shares of Company common stock distributed under the Plan are in certain circumstances exempt from registration under the Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

10.
TAX WITHHOLDING

        The Company shall have the right to deduct from all awards paid in cash any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. In the case of awards settled in Company common stock, the person receiving such common stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such common stock or, at the Committee's sole discretion, the Company may withhold a number of shares of Company common stock which have a fair market value equal to the amount of such withholdings. The Company also may withhold from any other amount payable by the Company or any affiliate to the participant an amount equal to the taxes required to be withheld from any award.

11.
CLAIM TO AWARDS AND EMPLOYMENT RIGHTS

        Nothing in the Plan shall confer on any participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the participant's employment at any time, and for any reason, or change the participant's responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any award shall have no rights other than those of a general unsecured creditor to the Company.

12.
BENEFICIARIES

        To the extent the Committee permits beneficiary designations, any payment of awards due under the Plan to a deceased participant shall be paid to the beneficiary duly designated by the participant in accordance with the Company's practices. If no such beneficiary has been designated or survives the participant, payment shall be made to the participant's legal representative. A beneficiary designation may be changed or revoked by a participant at any time, provided the change or revocation is filed with the Company prior to the participant's death.

13.
NONTRANSFERABILITY

        A person's rights and interests under the Plan, including any award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a participant's death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

14.
INDEMNIFICATION

        Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person's willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.
EXPENSES

        The expenses of administering the Plan shall be borne by the Company.

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  Exhibit 10.6
Providian Financial Corporation Management Incentive Plan (Amended and Restated as of March 14, 2005)